SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 28, 2006
Date of Report (Date of earliest event reported)

Florida Gaming Corporation
(Exact Name of Registrant as specified in its Charter)

Delaware	0-9909	59-1670533
State of other jurisdiction of Incorporation	(Commission file no.)	(IRS employer Identification No.)

3500 NW 37th Avenue, Miami, Florida 33142-0000
(Address of principal executive offices, including zip code)

(305) 633-6400
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 3.02. Unregistered Sales of Equity Securities.

On April 28, 2006 the Registrant granted an option to Freedom Financial Corporation (the “Optionee”) to purchase up to 325,000 shares (the “Shares”) of the Registrant’s $0.20 par value common stock (the “Option”).

The Option is non-transferable except by operation of law and is exercisable in whole or in part from time to time anytime after October 28, 2006 and before October 28, 2011.

The purchase price for each Share subject to the option is $17.00, which is $1.00 more than the closing market price of the shares on April  27, 2006. The Option may be exercised by the Optionee tendering to the Registrant the aggregate purchase price of the Shares purchased plus, if required by the Registrant, an amount of monies sufficient to pay all applicable federal, state and local taxes on the difference between the purchase price and the market  value of the Shares on the date of exercise.

The Optionee acknowledged that (i) neither the Option nor the Shares have been registered under the Securities Act of 1933 (the “Act”) or the Securities Laws of any state, (ii) the Optionee is acquiring the Option and the Shares for its own account for investment and not with a view to resale or distribution, (iii) the Optionee may be deemed to be an affiliate of the Registrant within the meaning of Rule 144 under the Act, (iv) the Option is non-transferable except by operation of law, (v) the Shares can only be resold by the Optionee  if the shares are registered under the Act  and any applicable state Security Law, or if an exemption from registration is available, and (vi) the stock certificate(s) representing the Shares will bear an appropriate restrictive legend.

The Registrant relied on the exemption afforded by Section 4(2) under the Act  for the issuance of the Option, and will rely on Section 4(2) under the Act for the issuance of the Shares. The Optionee did not need the protection which registration would afford because (i) the Optionee is an accredited investor within the meaning of Rule 501 under the Act, (ii) the Optionee is the controlling shareholder of the Registrant, and (iii) some of the same persons serve as directors and executive officers of the Registrant and the Optionee.

The Option was approved by a majority of the Registrant’s independent directors who do not serve as officers or directors of the Optionee, and who do not have a direct or indirect ownership interest in the Optionee.

A copy of the Option Agreement is attached hereto as Exhibit 4.2.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not Applicable

(b)	Pro forma financial information.

Not Applicable

(c)	Exhibits.

The following exhibit is attached hereto:

4.2	Stock Option Agreement entered into by and between the Registrant and Freedom Financial Corporation dated April 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: May 3, 2006	By: s/W.Bennett Collett
W. Bennett Collett
Chairman of the Board and
Chief Executive Officer